EXHIBIT 10.18
ADDENDUM TO
MASTER SERVICE AGREEMENT
This Addendum (this “Addendum) is entered into this 22 day of September, 2005 (“Addendum Effective Date”) by and between LEVEL 3 COMMUNICATIONS, LLC (“Level 3”) and WEBSIDESTORY, INC. (individually “Customer”, with Level 3 collectively referred to as the “Parties”). The terms and conditions of this Addendum modify the executed August 10, 2005 Master Service Agreement (individually, the “MSA”, together with the Addendum collectively referred to as the “Agreement” ), as amended, in the following limited respects:
WHEREAS the Parties entered into the Agreement for the provision of certain communications services (“Services”), including but not limited to services provided by Level 3 to Customer pursuant to the terms and conditions of the Service Schedule for (3)Center® Colocation
(the “ Colocation SS”) and the Service Schedule for (3) CrossRoads® Service (“(3)CrossRoads SS”);
WHEREAS the Parties wish to modify certain terms and conditions relative to the Services provided by Level 3 to Customer; and
NOW THEREFORE, the Parties agree as follows:
1.	The following sentence shall be added to the end of Section 2.5(B) (Cancellation and Termination Changes) of the MSA and shall read as follows:

“Upon Customer’s payment of the preceding fees and fulfillment of Customer’s obligations under the Agreement, Customer will no longer have an obligation to pay any additional termination charges or make payment with respect to any remaining and unused portion of the Service Term.”

2.	Article 3 (DEFAULT) of the Agreement shall be replaced with the following:
“ARTICLE 3. DEFAULT
If (A) Customer fails to make any payment when due and such failure continues for 10 days after written notice from Level 3, or (B) either party fails to observe or perform any other material term of this Agreement and such failure continues for 30 days after written notice from the other party, then the non-defaulting party may: (i) terminate this Agreement and/or any Customer Order, in whole or in part, and/or (ii) subject to Section 4.1, pursue any remedies it may have at law or in equity.”
3.	The fourth sentence of Section 4.3 of the MSA (Services Levels) shall be replaced with the following:
“To request a credit, Customer must contact Level 3 Customer Sevice (contact information can be found at www.level3.com) or deliver a written request (with sufficient detail necessary to identify the affected Service) within 60 days after the end of the month in which the credit was earned; however, should Customer terminate Service after delivery of the Connection Notice pursuant to Section 2.5(B), Customer shall be entitled to any Service Level credit not yet posted to Customer’s account at the time of termination but incurred by Customer prior to such termination provided Customer requests such credit in accordance with this Section 4.3.”

4.	Section 5.2 (Assignment and Resale) of the MSA shall be replaced in its entirety with the following:
“5.2 Assignment and Resale. Customer may not assign its rights or obligations under this Agreement or any Customer Order without the prior written consent of Level 3, which will not be unreasonably withheld. This Agreement shall apply to any permitted transferees or assignees. Notwithstanding the foregoing, Customer may assign its rights hereunder to an entity controlling, or controlled by or under the common control with Customer or to an entity that acquires substantially all of the assets of Customer provided that the intended assignee (A) agrees in writing to be bound by the terms of this Agreement and (B) has the financial ability to meet the contractual obligations of this Agreement. For purposes of the foregoing, “control” shall mean the ownership of (i) greater than fifty percent (50%) of the voting power to elect the directors of the company, or (ii) greater than fifty percent (50%) of the ownership interest in the company. Customer may resell the Service to third parties, provided that Customer shall indemnify, defend and hold Level 3 harmless from any claims made against Level 3 or its affiliates by such third parties or any other parties or entities obtaining service through such third parties. Nothing in this Agreement, express or implied, is intended to or shall confer upon any thirty party any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.”

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5.	The following sentence shall be added to the end of Section 3 (Grant of license) of the Colocation SS and shall read as follows:
“Level 3 represents and warrants to Customer that to the best of Level 3’s knowledge as of the Addendum Effective Date, (a) Level 3 has lease rights at the property located at 8929 Aero Drive, San Diego, CA (the “Relevant Gateway”); and, (b) Level 3 is not in default of its lease in the Relevant Gateway.”

6.	The following shall be added to the end of Section 4 (Use of Colocation Space) of the Colocation SS and shall read as follows:
“Customer shall not take any action that causes the imposition of any lien or encumbrance on the Facilities and Level 3 shall not take any action that causes the imposition of any lien or encumbrance on communications and networking equipment provided by Customer.”

7.	The first and second sentence of Section 10 of the Colocation SS (Removal of Equipment) shall be replaced with the following:
“Within 10 days following the expiration or termination of the Service Term for any Colocation Space, Customer shall remove all Customer equipment from the Colocation Space and Level 3 shall provide Customer with reasonable access to the Colocation Space in order to complete such removal. In the event Customer fails to remove the equipment within such 10-day period, Level 3 may disconnect, remove and dispose of Customer’s equipment without prior notice.”

8.	The following new Section 10. Special Termination Rights Relative to (3) CrossRoads® Service shall be added to the (3) CrossRoads SS and read as follows:
“10. Special Termination Rights Relative to (3) CrossRoads® Service. Notwithstanding terms to the contrary contained in Section 2.5(B) of the MSA, Customer may terminate the (3) CrossRoads® Service after delivery of the Connection Notice upon 30 days’ written notice to Level 3 identifying the terminated (3) CrossRoads® Service. If Customer does so, or if the (3) CrossRoads® Service is terminated by Level 3 as the result of an uncured default by Customer, Customer shall pay Level 3 a termination charge equal to the sum of : (i) all unpaid amounts for the (3) CrossRoads® Service provided through the date of termination; (ii) 75% of the remaining monthly recurring charges for months 1–12 of the Service Term; and (iii) 25% of the remaining monthly recurring charges for month 13 through the end of the Service Term. Upon Customer’s payment of the preceding fees and fulfillment of Customer’s obligations under the Agreement, Customer will no longer have an obligation to pay any additional termination charges or make payment with respect to any remaining and unused portion of the Service Term.”
9.	The terms and conditions set forth in this Addendum shall commence on the Addendum Effective Date and continue for a minimum twenty four (24) month period, unless terminated earlier by either party.

10.	Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

11.	Except as amended hereby (and by any other addendum, if applicable), all other terms and conditions of the Agreement shall remain in full force and effect.

LEVEL 3 COMMUNICATIONS, LLC (“Level 3”)		WEBSIDESTORY, INC. (“Customer”)

By:	/s/ Samantha B. Tumble	By:	/s/ TOM WILLARDSON

Name:	Samantha B. Tumble	Name:	TOM WILLARDSON
Title:	VP Legal	Title:	CFO
Date:		Date	9-22-05

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